Exhibit 4.5

SHARE PURCHASE AGREEMENT

Between

Knutsen NYK Offshore Tankers AS

(as Seller)

And

KNOT Shuttle Tankers AS

(as Buyer)

for the sale and purchase of the shares in

KNOT Shuttle Tankers 26 AS

SHARE PURCHASE AGREEMENT

This agreement (this “Agreement”) is entered into on the 9 August 2017 between:

(1) Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713

(the “Seller”), and

(2) KNOT Shuttle Tankers AS, company registration no. 998 942 829

(the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

1	RECITALS

WHEREAS:

a)	KNOT Shuttle Tankers 26 AS, company registration no. 914 021 251, is a private limited liability company that has as its purpose to engage in shipowning activities, is duly incorporated under Norwegian law and has its registered place of business in Haugesund, Norway (the “Company”);

b)	The Seller is the sole owner of the ownership interest in the Company, with a share capital of NOK 100,000;

c)	The Company is the owner of the MT “Lena Knutsen”, having IMO No. 9782766 (the “Vessel”); and

d)	The Seller and the Buyer have agreed that the Buyer shall acquire 100% of the shares in the Company (the “Shares”) on the terms and conditions set forth in this Agreement.

2	DEFINITIONS

In this Agreement, the following definitions shall have the following meanings:

a)	Accounting Principles	means the applicable Norwegian generally accepted accounting principles as defined by Norwegian law and regulations and accounting standards issued by the Norwegian Accounting Standards Board (Nw: Norsk Regnskapsstiftelse/NRS), applied on a consistent basis;

b)	Accounts	means, in respect of the Company, its audited annual accounts (årsregnskap), consisting of the profit and loss account, balance sheet, statement of cash flow and the notes thereto, for the financial year ended on the Accounts Date attached as Schedule 2;

c)	Accounts Date	means 31 December 2016;

d)	Agreement	shall have the meaning ascribed to such term in the preamble to this Agreement;

e)	Business	means the current business of the Company, being to own the Vessel, and charter the same under the Charter;

f)	Business Day	means a day on which banks are open for general banking business in Norway;

g)	Buyer	shall have the meaning ascribed to such term in the preamble to this Agreement;

h)	Buyer Indemnitees	shall have the meaning ascribed to such term in Clause 12.1;

i)	Capitalized Fees	means capitalized fees and transaction costs related to the financing of the Vessel as of the Closing Date. Provided the Closing Date occurs on 30 September, 2017, the Capitalized Fees will be USD 1,044,326.

j)	Charter	means the Time Charter, dated 17 June 2015, entered into between the Company as owner and the Charterer as charterer in respect of the Vessel;

k)	Charterer	means Brazil Shipping I Limited;

l)	Closing	shall have the meaning ascribed to such term in Clause 5.1;

m)	Closing Date	means the date when the Closing actually takes place according to Clause 5.1;

n)	Companies Act	means the Norwegian Limited Liability Companies Act of 1997

o)	Company	means KNOT Shuttle Tankers 26 AS, Norwegian organization no.: 914 021 251;

p)	Company’s Receivable	means the receivable in the principal amount of NOK 190,501,184.49 as of 31 July 2017 held by the Company and owed by the Seller pursuant to an intra-group loan, equivalent to the amount of USD 24,072,936.69 when applying 7.9135 as the exchange rate for USD/NOK published as the middle rate of DNB Markets on 31 July 2017;

q)	Encumbrance	means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

r)	Facility Prepayment Amount

means the amount of the Lena Facility to be prepaid on Closing by the Company in accordance with the terms of the Lena Facility, being USD 19,192,565.00 (representing the total outstanding amount under the Post-Delivery Tranche C-2 (as defined in the Lena Facility) provided that Closing occurs on 30 September 2017), plus accumulated interest;

s)	Governmental Authority	means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

t)	Indemnified Party	shall have the meaning ascribed to such term in Clause 12.3;

u)	Indemnifying Party	shall have the meaning ascribed to such term in Clause 12.3;

v)	Lena Facility	means the USD 353,000,000 Facilities Agreement in respect of the Vessel, dated 27 April 2015, as amended and restated on 23 October 2015, made between (i) the Company, KNOT Shuttle Tankers 24 AS and KNOT Shuttle Tankers 25 AS as joint borrowers, (ii) the Seller as original guarantor and KNOT Offshore Partners L.P and KNOT Shuttle Tankers AS as acceeding Guarantors, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) ABN AMRO Bank N.V., Oslo Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Commbank Europe Limited, DNB Bank ASA, Mizuho Bank, Ltd. and Nordea Bank Norge ASA, as mandated lead arrangers, (v) ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Commonwealth Bank of Australia, DNB Bank ASA, Mizuho Bank, Ltd. and Nordea Bank Finland Plc. as hedging banks and (vi) DNB Bank ASA as agent;

w)	Losses	means any loss, liability, claim, damage, expense (including costs of investigation and defence and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim;

x)	Material Adverse Effect	means a material adverse effect on the condition (financial, commercial, technical, legal or otherwise) of the Business, assets, results of operations or prospects of the Company;

y)	Material Agreement	shall have the meaning ascribed to such term in Clause 8.11;

z)	NYK Shareholder Loan	shall mean the loan made to the Company pursuant to the Loan Agreement, dated 1 March 2016, among NIPPON YUSEN

KABUSHIKI KAISHA, as lender, Seller, as Guarantor and the Company, KNOT Shuttle Tankers 24 AS and KNOT Shuttle Tankers 25 AS, as joint borrowers;

aa)	Party	shall have the meaning ascribed to such term in the preamble to this Agreement;

bb)	Parties	shall have the meaning ascribed to such term in the preamble to this Agreement;

cc)	Partnership	means KNOT Offshore Partners LP, a Marshall Islands limited partnership;

dd)	Purchase Price	shall have the meaning ascribed to such term in Clause 4;

ee)	Purchase Price Adjustments
shall have the meaning ascribed to such term in Clause 5.4;

ff)	Seller	shall have the meaning ascribed to such term in the preamble to this Agreement;

gg)	Seller Indemnities	shall have the meaning ascribed to such term in Clause 12.2;

hh)	Shares	shall have the meaning ascribed to such term in Clause 1;

ii)	Signing Date	means the date of this Agreement;

jj)	Swap Agreements	means the 2002 ISDA master agreements entered into between the Company and DNB Bank ASA (together with the Schedule thereto), dated 23 October 2015, with Nordea Bank Finland Plc, dated 23 October 2015, with ABN AMRO Bank N.V., dated 23 October 2015, with The Bank of Tokyo-Mitsubishi UFJ, Ltd., dated 23 October 2015, with Commonwealth Bank of Australia, dated 23 October 2015 and with Mizuho Bank, Ltd., dated 24 November 2015, respectively, and the Schedules thereto and all Transactions and/or Confirmations (as each is defined in the Master Agreements) supplemental thereto relating to the Lena Facility;

kk)	Swap Balance	means the balance under the Swap Agreements as determined according to a mark-to-market determination as of the Closing Date and applying the middle rate for USD/NOK as published by DNB Markets on the Closing Date, adjusted by USD 279,266 in favour of the Seller to cover the hedging margin compared to the rate at which the Swap Agreements were entered into. As of 31 July 2017 the Swap Balance (being the balance under three swaps entered into with Nordea Bank Finland Plc and DNB Markets ASA) was USD 1,241,223 (in favour of the Company);

ll)	Taxes	means all taxes (including value-added tax and similar taxes), however denominated, including interest, penalties and other additions to tax that may become payable or imposed by any applicable statute, rule or regulation or any governmental agency, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefit taxes, sales, use, excise, real or personal property, stamps, transfers and workers’ compensation, which the Company is required to pay, withhold or collect; and

mm)	Third-Party Claim	shall have the meaning ascribed to such term in Clause 12.3; and

nn)	Vessel	shall have the meaning ascribed to such term in Clause 1.

3	SALE AND PURCHASE

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the Shares, together with all rights attached to them.

The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances, other than pursuant to the Tordis Facility.

4	PURCHASE PRICE

The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller the Shares for USD 142,000,000, less USD 111,067,565 of outstanding principal under Post-Delivery Tranche C-1 and Post-Delivery Tranche C-2 under the Lena Facility (including the Facility Prepayment Amount) at Closing and less USD 22,706,375.79 of outstanding principal and interest under the NYK Shareholder Loan, plus the Company’s Receivable (calculated in USD) in the amount of USD 24,072,936.69, plus the Capitalized Fees in the amount of USD 1,044,326, (the “Purchase Price”), plus the Purchase Price Adjustments, all in accordance with and subject to the terms and conditions set forth in this Agreement. The Vessel has recently been delivered from the yard, and the Buyer is aware that the Shares are sold on the basis that any costs for additional stocking, stores, inventories and lubricant oils or similar provisions for the Vessel shall be for the Buyer account.

The Purchase Price is to be settled by way of cash payment on the Closing Date in the amount of USD 33,343,321.9 from the Buyer to the Seller, subject to the subsequent Purchase Price Adjustments in accordance with Clause 5.4 below.

The Purchase Price as calculated above is based on the assumption that Closing occurs on 30 September 2017 at 23:59 CET. If Closing should occur at another time the Parties shall agree on an adjusted Purchase Price to be paid on Closing, to reflect accrued interest, currency fluctuations and paid instalments (as applicable) in respect of the Lena Facility, the NYK Shareholder Loan and the Company’s Receivable.

5	CLOSING

5.1	Time and place

Subject to the satisfaction or waiver of the conditions set forth in Clause 6, the completion of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at 30 September 2017 or such other time as the Parties agree.

5.2	The Seller’s Closing obligations

At the Closing, the Seller shall:

a)	deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of, and the consummation of the transaction completed by, this Agreement; and

b)	in exchange for the payment of the Purchase Price, transfer the Shares to the Buyer and deliver to the Buyer the share register of the Company with the Buyer duly registered as the owner of the Shares, as well as the related notices according to Sections 4-7 and 4-10 of the Companies Act.

c)	repay the Company’s Receivable in full by making a cash payment to the Company.

5.3	The Buyer’s Closing obligations

At the Closing, the Buyer shall

a)	settle the Purchase Price in accordance with Clause 4;

b)	procure that the Company prepays the NYK Shareholder Loan in full; and

c)	procure that the Company prepays the Facility Prepayment Amount in full.

5.4	Post-Closing Adjustment

a)	Within 45 days following the Closing Date, the Buyer and the Seller shall agree on the amount of the post-Closing adjustments to the Purchase Price based on:

(i)	the Company’s working capital as of 23:59 hours CET on the Closing Date;

(ii)	long term liabilities due under the entrance tax under the Norwegian Tonnage Tax regime;

(iii)	the Swap Balance;

(iv)	currency fluctuations USD/NOK on the Company’s Receivable, between 31 July 2017 and the Closing Date, determined on the basis of the middle rates published by DNB Markets.

(v)	accrued interest on the Company’s Receivable between 31 July 2017 and the Closing Date.

(the “Purchase Price Adjustments”).

b)	Within 15 days following the date on which the Purchase Price Adjustments have been agreed pursuant to Clause 5.4 a) above, the Buyer or the Seller (as the case may be) shall pay to the other Party an amount, in cash, equal to the net Purchase Price Adjustments. Any amounts other than those covered by the Purchase Price Adjustments varying in the period between the Signing Date and the Closing Date shall be for Seller’s account.

6	CLOSING CONDITIONS

6.1	Conditions to the Buyer’s Closing obligations

The obligations of the Buyer to purchase the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Buyer) on or before the Closing Date:

a)	that the Vessel has been delivered to the Charterer in accordance with the provisions of the Charter and that all costs and expenses related thereto have been settled by the Sellers;

b)	there is no material breach of any of the representations and warranties of the Seller set forth in Clause 8 and Clause 9;

c)	the Buyer shall have obtained the funds necessary to consummate the purchase of the Shares, to ensure prepayment by the Company of the NYK Shareholder Loan and the Facility Prepayment Amount, and to pay all related fees and expenses;

d)	in all respects material to the transactions contemplated hereby, the Seller shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Seller at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement; and

e)	the results of the searches, surveys, tests and inspections of the Vessel referred to in Clause 10.1 h) are reasonably satisfactory to the Buyer.

6.2	Conditions to the Seller’s Closing obligations

The obligations of the Seller to sell the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Seller) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Buyer set forth in Clause 7;

b)

At Closing, the Buyer shall procure that the Partnership accede to the Lena Facility as “Guarantor” for the debt thereunder pertaining to the Vessel (only) by way of an “Accession Letter” set out therein, and that the Shares are pledged as contemplated by the Lena Facility, and procure that relevant conditions precedent under the Lena Facility relating to the Partnership and/or the Buyer have been satisfied. At Closing, the Seller shall be released from its guarantee obligations under the Lena Facility with respect to outstanding amounts relating to the Vessel; and

c)	in all respects material to the transactions contemplated hereby, the Buyer shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement.

6.3	Conditions of the Parties.

The obligations of Seller to sell the Shares and the obligations of Buyer to purchase the Shares are subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:

a)	The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Charter, the Lena Facility, the NYK Shareholder Loan and the Swap Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares; and

b)	No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

7.1	Corporate existence and power

The Buyer is duly incorporated, validly existing and in good standing under the laws of Norway.

The Buyer has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

7.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of the Buyer and constitutes or will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with its respective terms.

The execution by the Buyer of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by the Buyer of its obligations under this

Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Buyer or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which the Buyer is bound.

The Buyer is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

8.1	Corporate existence and power

Each of the Company and the Seller is duly incorporated, validly existing and in good standing under the laws of Norway.

Each of the Company and the Seller has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

8.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of each of the Company and the Seller, as appropriate, and constitutes or will, when executed, constitute valid and binding obligations of each of the Company and the Seller, as appropriate, enforceable in accordance with its respective terms.

The execution by each of the Company and the Seller, as appropriate, of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by each of the Company and the Seller, as appropriate, of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of each of the Company and the Seller, as appropriate, or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which each of the Company and the Seller, as appropriate, is bound.

Each of the Company and the Seller, as appropriate, is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8.3	Capitalisation and title

The Seller has full ownership to the Shares. The Shares are fully authorised, validly issued, fully paid and at Closing, free and clear from any Encumbrances, other than pursuant to the Lena Facility.

There is no outstanding subscription, option or similar rights relating to the Shares.

8.4	Records

The Company’s articles of association and shareholders’ register are true, accurate, up-to-date and complete.

8.5	Charter documents; validity of the Charter

The Seller has supplied to the Buyer true and correct copies of the Charter and any related documents, as amended to the Closing Date. The Charter is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and, to the knowledge of the Seller, the Charter is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms.

8.6	Accounts

The Accounts have been prepared in accordance with the Accounting Principles and in accordance with the books and records of the Company. The Accounts give a true and accurate view of the financial position, solvency, assets, liabilities, liquidity, cash flow and the result of the operations of the Company as of the Accounts Date.

8.7	No undisclosed liabilities

Neither the Company nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Charter, the Lena Facility, the NYK Shareholder Loan, the Swap Agreements, the management agreement relating to the Vessel with KNOT Management AS, the inter-company balances described in Clause 8.8 c) and the Encumbrances appearing in the ship registry of the Vessel and arising under the Lena Facility and the Swap Agreements.

8.8	Loans and other financial facilities

All loans and other financial facilities available to the Company have been made available for review by the Buyer.

a)	As of the Signing Date, the principal outstanding amount under the Lena Facility in respect of the Vessel is USD 93,100,000 under the Post-Delivery Tranche C-1 and USD 20,202,700 under the Post-Delivery Tranche C-2. Before Closing, the Company is scheduled to repay USD 1,225,000 and USD 1,010,135 under Post-Delivery Tranche C-1 and Post-Delivery Tranche C-2 respectively. Hence, the amount for which the Company will be responsible at the time of Closing is USD 111,067,565 (provided Closing takes place on 30 September 2017), including the Facility Prepayment Amount which the Company will be responsible to prepay at the time of Closing;

b)	The principal outstanding amount, with accrued interest, under the NYK Shareholder Loan for which the Company will be responsible to prepay at the time of Closing is USD 22,706,375.79 (provided Closing takes place on 30 September 2017, with repayment under the NYK Shareholder Loan on 2 October 2017 Japan time); and

c)	As of 31 July 2017, the non-interest bearing inter-company balance between the Company (as borrower) and KNOT Management AS (as lender) was NOK 344,688.44

d)	As of 31 July 2017, the Company’s Receivable (which the Seller will be responsible to pay to the Company at the time of Closing) owed by the Seller was in the principal amount of NOK 190,501,184.49.

No event has occurred which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility. The Company shall not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Company.

8.9	Assets

At the Closing Date, the Company shall not be using assets in the Business that it neither owns nor has the right to use pursuant to written agreements with third parties. At the Closing Date, the assets of the Company will comprise all the assets necessary for carrying on the Business fully and effectively to the extent to which it is conducted at the Signing Date.

8.10	Absence of certain changes or events

Since the Accounts Date, there has not occurred or arisen:

a)	any change of accounting methods, principles or practices, accounting, invoicing and supplier practice or procedures for the Company;

b)	any acquisition or disposal of, or the entering into any agreement to acquire or dispose of, any asset, other than the sale of products in the ordinary course of business;

c)	the termination of any Material Agreement;

d)	any obligations, commitments or liabilities, contingent or otherwise, whether for Taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business;

e)	any event or condition, whether covered by insurance or not, which has resulted in or may result in a Material Adverse Effect; or

f)	the entering into of any agreements or commitments other than on customary terms.

8.11	Agreements

Each Material Agreement is in full force and effect. No other Material Agreements will be entered into by the Company prior the Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld). The Company has fulfilled all material obligations required pursuant to the Material Agreements to have been performed by it prior to the Signing Date and has not waived any material rights thereunder.

There has not occurred any material default on the part of the Company under any of the Material Agreements, or to the knowledge of the Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Company under any of the Material Agreements nor, to the knowledge of the Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

The term “Material Agreement” means each agreement, contract or other undertaking by or of the Company (a) that is of material importance to the Business or (b) the value of which, in respect of total turnover during one year, is not less than NOK 500,000, provided, however, that such term includes the Charter, the Lena Facility, the Company’s Receivable, the NYK Shareholder Loan and the Swap Agreements.

8.12	Insurance

The Company maintains insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers that would reasonably be judged to be sound and required for the Business.

The Company’s insurance policies do not contain any provisions regarding a change of control or ownership of the insured.

The Company is in compliance with all terms and conditions contained in the insurance policies, and nothing has been done or omitted to be done that would make any insurance policy or insurance void or voidable or that would result in a reduction of the coverage (No: avkortning).

8.13	Environmental matters

The Company is not and has not been in breach of any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgments, orders or any other measures imposed by any governmental, statutory or regulatory body with regard to the pollution or the protection of the environment or to the protection of human health or human safety, or any other living organisms supported by the environment.

There is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any law or permit by the Company, and none is pending, nor threatened.

The Company has not, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. Neither the Seller nor the Company has received any formal or informal notice or other communication from which it appears that the Company may be or has been in violation of any laws or permits. There are no actual or contingent obligations on the Company to pay money or carry out any work in order to keep or be granted an extension or renewal of any existing permit. There are no facts or circumstances that could result in such an obligation. The properties used by the Company are not made of or do not contain any form of asbestos or any other toxic substance that may cause damage to the health of the persons working or visiting the premises.

8.14	Compliance with laws

The Company has at all times conducted the Business in accordance with and has complied with any applicable laws in Norway and in any other relevant countries relating to its operations and the Business.

All necessary licences, consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which such Business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects.

8.15	Litigation

There are no claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings (including but not limited to proceedings related to Taxes) pending or threatened against or involving the Company, the Business or properties or assets of the Company and which would result in a Material Adverse Effect if adversely determined.

8.16	Taxes

The Company has properly filed with the appropriate Tax authorities all Tax returns and reports required to be filed for all Tax periods ending prior to the Closing Date. Such filings are true, correct and complete. All information required for a correct assessment of Taxes has been provided.

The Tax returns of the Company have been assessed and approved by the Tax authorities through the Tax years up to and including the years for which such assessment and approval is required, and the Company is not subject to any dispute with any such authority.

All Taxes that have become due have been fully paid or fully provided for in the Accounts, and the Company shall not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due.

There are no Tax audits, Tax disputes or Tax litigation pending or threatened against or involving the Company. There is no basis for assessment of any deficiency in any Taxes against the Company that has not been provided for in the Accounts or that has not been paid.

The Company is not and has not been involved in any transaction that could be considered as Tax-evasive. All losses for Tax purposes incurred by of the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant Tax authorities.

The Company is not and has not been subject to any Tax outside its respective country of fiscal residence.

8.17	Relationship with the Seller

Except as disclosed to the Buyer, there are no written or oral agreements or arrangements between the Company and the Seller, and no liabilities or obligations (contingent or otherwise) owed by the Company to the Seller.

No services provided by the Seller to the Company are necessary in the ordinary course of business.

No payments of any kind, including, but not limited to management charges, have been made by the Company to the Seller, save for payments under agreements or arrangements made on an arm’s-length basis in accordance with applicable law and regulations.

8.18	Information

All documents provided to the Buyer by or on behalf of the Seller or the Company are true and correct, and no document provided to the Buyer by or on behalf of the Seller or the Company contains any untrue statement of a relevant fact or omits to state a relevant fact necessary to make the statements contained in the document not misleading.

There are no facts or circumstances known to the Seller, relating to the affairs of the Company, that have not been disclosed to the Buyer, which, if disclosed, reasonably could have been expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

The Seller confirms that the Seller, prior to the Signing Date, has made, and until the Closing Date, shall continue to make, all investigations necessary in order to ensure that the statements in Clauses 8 and 9 are correct.

9	REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

9.1	Flag and title

The Company is the registered owner of the Vessel and has good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Lena Facility and the Swap Agreements. The Vessel is properly registered in the name of the Seller under and pursuant to the flag and law of Norway, and all fees due and payable in connection with such registration have been paid.

9.2	Classification

The Vessel is entered with the American Bureau of Shipping and has the highest classification rating. The Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.

9.3	Maintenance

The Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy, and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer.

9.4	Liens

The Vessel is not (a) under arrest or otherwise detained, (b) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or (c) subject to a possessory lien.

9.5	Safety

The Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of Norway or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

9.6	No blacklisting or boycotts

No blacklisting or boycotting of any type has been applied or currently exists against or in respect of the Vessel.

9.7	No options

There are not outstanding any options or other rights to purchase the Vessel.

9.8	Insurance

The insurance policies relating to the Vessel are as set forth on Schedule 1 hereto, each of which is in full force and effect and, to the Seller’s knowledge, not subject to being voided or terminated for any reason.

10	COVENANTS PRIOR TO THE CLOSING

10.1	Covenants of the Seller Prior to the Closing

From the Signing Date to the Closing Date, the Seller shall cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit the Company to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Buyer prior to the Signing Date, without the prior consent of the Buyer (such consent not to be unreasonably withheld). In addition, the Seller shall not permit the Company to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Clause 6 not being satisfied. Furthermore, the Seller hereby agrees and covenants that it:

a)	shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with the Buyer and others in connection with the foregoing;

b)	shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transactions contemplated by it;

c)	shall co-operate with the Buyer and promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement;

d)	shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charter or any other contract prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

e)	shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

f)	shall observe and perform in a timely manner, all of its covenants and obligations under the Charter, the Lena Facility, the NYK Shareholder Loan and the Swap Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter, the Lena Facility, the NYK Shareholder Loan or the Swap Agreements, as applicable, in respect of such default;

g)	shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Lena Facility and the Swap Agreements; and

h)	shall permit representatives of the Buyer to make, prior to the Closing Date, at the Buyer’s risk and expense, such surveys, tests and inspections of the Vessel as the Buyer may deem desirable, so long as such surveys, tests or inspections do not damage the Vessel or interfere with the activities of the Seller, the Company or the Charterer thereon and so long as the Buyer shall have furnished the Seller with evidence that adequate liability insurance is in full force and effect.

10.2	Covenants of the Buyer Prior to the Closing

The Buyer hereby agrees and covenants that during the period of time after the Signing Date and prior to the Closing Date, the Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary company action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

11	TERMINATION

11.1	Termination

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing Date:

a)	by either Party if a breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is material to the transactions contemplated hereby, the Business or the assets, financial condition or prospect of the Company;

b)	by the Buyer if satisfaction of any of the conditions in Clause 6.1 is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition;

c)	by the Seller if satisfaction of any of the conditions in Clause 6.2 is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition;

d)	by either Party if satisfaction of any of the conditions in Clause 6.3 is or becomes impossible and Buyer and Seller have not waived such condition;

e)	by the Buyer due to a change having occurred that has resulted or may result in a Material Adverse Effect; or

f)	by mutual written consent of the Seller and the Buyer.

11.2	Rights on termination

If this Agreement is terminated pursuant to Clause 11.1, all further obligations of the Parties pursuant to this Agreement shall terminate without further liability of a Party to the other, provided, however, that the obligations of the Parties contained in Clause 13 (Costs) and Clause 17 (Governing Law and arbitration) shall survive such termination, and further provided, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

12	INDEMNIFICATION

12.1	Indemnity by the Seller

Following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer and its respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against, any Losses, suffered or incurred by such Buyer Indemnitees:

a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;

b)	subject to Clause 13 b), any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;

c)	any Losses of the Company or the Vessel incurred prior to or on the Closing Date arising from any violation of any applicable law or regulation relating to protection of natural resources, health and safety and the environment;

d)	all federal, state, foreign and local income tax liabilities attributable to the Company or operation of the Vessel prior to the Closing Date; or

e)	any Losses suffered or incurred by such Buyer Indemnitees in connection with any claim for the repayment of hire or Losses in relation to the Vessel for periods prior to the Closing.

12.2	Indemnity by the Buyer

Following the Closing, the Buyer shall be liable for, and shall indemnify, defend and hold harmless the Seller and its respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against, any Losses, suffered or incurred by such Seller Indemnitees by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

12.3	Indemnification procedures with respect to third-party claims

If the Seller or the Buyer, as the case may be (an “Indemnified Party”), shall receive notice of any claim by a third party that is or may be subject to indemnification or compensation from the other Party pursuant to this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice of such Third-Party Claim and the Indemnifying Party shall, at the Indemnifying Party’s option, have the right to participate in the defence thereof by counsel at the Indemnifying Party’s own cost and expense. If the Indemnifying Party acknowledges within 30 days from such written notice in writing its obligation to indemnify the Indemnified Party against all Losses that may result from such Third-Party Claim, the Indemnifying Party shall be entitled, at the Indemnifying Party’s option, to assume and control the defence of such Third-Party Claim at the Indemnifying Party’s cost and expense and through counsel of the Indemnifying Party’s choice. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any losses resulting from the settlement of Third-Party Claims in violation of the provisions of this Clause 12.3.

13	COSTS

a)	Subject to Clause 13b) and 13c), each party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities and no such costs or expenses shall be charged to or paid by, neither directly or indirectly, the Company.

b)	The fees and expenses related to the fairness opinion of Pareto Securities Ltd. dated [•] 2017 will be divided equally between the Buyer and the Seller.

c)	Legal fees to Norwegian legal counsel (Advokatfirmaet Thommessen AS) related to the transactions contemplated by this Agreement and the related and financing arrangements will be divided equally between the Buyer and the Seller.

14	NOTICES

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

b)	delivered by hand, on the day of delivery; or

c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set forth below or to such other addresses as may be given by written notice in accordance with this Clause 14.

If to the Seller:

Knutsen NYK Offshore Tankers AS

Attention: CEO

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

If to the Buyer:

KNOT Shuttle Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

15	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Party. The benefit of this Agreement may, however, be assigned by either of the Parties to any group directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable for its own debt and for all obligations under this Agreement.

16	MISCELLANEOUS

16.1	Further Assurances

From time to time after the Signing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and shall do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

16.2	Integration

This Agreement, the Schedules hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedules hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the Signing Date.

16.3	No Broker’s Fees

No one is entitled to receive any finder’s fee, brokerage or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

17	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be finally settled by arbitration in Haugesund in the English language in accordance with the Norwegian Arbitration Act. The arbitration tribunal shall consist of three arbitrators, of which the Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The arbitrators so appointed shall appoint the third arbitrator, who shall be the chairman of the arbitration tribunal. In the event of failure by a Party to appoint its arbitrator within 30 days after the request for arbitration first is given, or the failure by the first two arbitrators to appoint the third arbitrator within 30 days after appointment of the last of the first two arbitrators to be appointed, such arbitrator or arbitrators shall be appointed by the district judge (No: “Sorenskriver”) of Haugesund District Court. Any Party may seek judgement upon any award in any court having jurisdiction, or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

Notwithstanding the above, either Party may bring an action in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this Clause 17, each Party hereby consents to the non-exclusive jurisdiction of Haugesund, Norway.

* * *

This Agreement has been executed in two original copies, of which each Party has retained one copy.

Knutsen NYK Offshore Tankers AS		KNOT Shuttle Tankers AS

By:	/s/ Trygve Seglem	By:	/s/ Trygve Seglem

Name:	Trygve Seglem	Name:	Trygve Seglem

Title:	CEO	Title:	Chairman

By:	/s/ Fumitake Shishido

Name:	Fumitake Shishido

Title:	Executive Vice President

Schedule 1

INSURANCES

Insurance Policies (all quoted values are USD)

Hull & Machinery

Hull	Insured Value: $110 400 000
Policy Renewal: 22.06.2016-31.10.2017
Hull Interest	Insured Value: $27 600 000
Policy Renewal: 22.06.2016-31.10.2017
Freight Interest	Insured Value: $27 600 000
Policy Renewal: 22.06.2016-31.10.2017

P&I Insurance

Gross Tonnage:	90031
Policy Renewal:	20.06.2017-20.02.2018

War Risk

Insured Value:	$165 600 000
Policy Renewal:	20.06.2017-31.12.2017

Hull & Machinery

1,0%	Aon Hong Kong Limited
1%	China Continent P&C Insurance Co. Ltd
1,0%	Aon Hong Kong Limited
1%	Taiping General Insurance, Beijing Branch
2,5%	Aon London Broking Center
2,5%	Lloyds Syndicate 1884 TSS
7,5%	Aon London Broking Center
7,5%	Lloyds Syndicate 2987 BRT
10,0%	Aon London Broking Center
10%	XL Insurance Company Ltd.
5,0%	Aon London Broking Center
5%	Arch Insurance Comp. (Europe) Ltd.
10,0%	Aon London Broking Center
10%	Swiss Re International SE, UK Branch
5,0%	Aon Singapore Pte. Ltd.
5%	India International Insurance Pte Ltd
12,5%	Gard AS, as agents only for Gard M&E Ltd
2,5%	International Insurance Company of Hannover SE
10,0%	Norwegian Hull Club
4,0%	Skuld 1897
4,0%	The Swedish Club
25,0%	Tokio Marine & Nichido Fire Insurance Co., Ltd.
100,0%	Total

Hull Interest/Freight Interest

10,0%	Aon London Broking Center
10%	XL Insurance Company Ltd.
5,0%	Aon London Broking Center
5%	Arch Insurance Comp. (Europe) Ltd.
12,0%	Aon London Broking Center
12%	Swiss Re International SE, UK Branch
7,5%	Aon London Broking Center
7,5%	Lloyds Syndicate 2987 BRT
15,0%	Gard AS, as agents only for Gard M&E Ltd
2,5%	International Insurance Company of Hannover SE
15,0%	Norwegian Hull Club
4,0%	Skuld 1897
4,0%	The Swedish Club
25,0%	Tokio Marine & Nichido Fire Insurance Co., Ltd.
100,0%	Total

War Risk

100%	Den Norske Krigsforsikring for Skib

P&I

100%	Den Norske Krigsforsikring for Skib

Schedule 2

ACCOUNTS

[Separate attachment]

KNOT Shuttle Tankers 26 AS

Annual Report 2016

M/T “Lena Knutsen”

KNOT SHUTTLE TANKERS 26 AS

REPORT OF THE BOARD OF DIRECTORS 2016

KNOT Shuttle Tankers 26 AS have contracted one 158,000 DWT suez-max DP2 shuttle tanker at Hyundai Heavy Industries Co., Ltd. in South Korea for delivery in the 2nd quarter of 2017.

The company operates out of Haugesund, Norway and has no employees and working environment. KNOT Management AS in Haugesund manages the daily operations of the company in accordance with separate agreement.

The company’s activity

The Company has entered into construction contract for one suez-max DP2 shuttle tanker at Hyundai Heavy Industries Co., Ltd. in South Korea with hull number 2818. The vessel is expected to be delivered from the yard in the 2nd quarter of 2017. The design and construction of the vessel is proceeding according to schedule. The four first installments, 40% of the contract price, have been paid from signing the contract and to the end of 2016 and there is one outstanding payment to the yard at delivery, with a total value of USD 73 million.

The vessels will be chartered to Brazil Shipping I Limited, a member of Shell Group, on a five-year time charter agreement where charterer have option to increase the fixed period to seven or ten year and have two options to increase with five more years.

Result for the year

The company has had no operating income during 2016. The operating loss for KNOT Shuttle Tankers 26 AS was NOK 485 648 in 2016 compared to NOK 154 925 in 2015. After net financial income of NOK 1 470 562 in 2016, against net expenses of NOK 1 365 684 in 2015, the results of the year were NOK 4 190 807 in 2016 compared to a loss of NOK 1 140 949 in 2015.

The Board of Directors propose to the result for the year transferred to other equity.

Total cash flow from operational activities was NOK 21 336 245 in 2016, compared to NOK 1 997 096 in 2015. The liquidity position was NOK 23 267 058 as per 31.12.2016 compared to NOK 14 287 480 as per 31.12.2015. The company’s ability to finance its investments is good. The company have financed the vessel under construction in 2015 for period until the delivery and after delivery and have secured a top financing from a related company in 2016. The outstanding mortgage loan including the loan from the related party were at the end of 2016 USD 55 million.

The company’s short term debt was 0.7% of total debt as of 31.12.2016, compared to 2.1 % as of 31.12.2015.

Total capital was by the end of the year NOK 643 294 911, compared to NOK 416 058 380 the year before. The equity share as of 31.12.2016 was 30%, compared to 45% per 31.12.2015.

The company is exposed to fluctuations in foreign exchange rates, especially USD, as the company’s income is denominated in USD. Since the majority of the company’s operating expenses and financial costs also are denominated in USD, this limits the company’s foreign exchange risk. The company has not entered into any forward contracts or other agreements in order to reduce the company’s foreign exchange risk, and thereby operating related market risk.

The company is also exposed to changes in the interest rate level, as its long term debt carrying floating interest rate. The company has entered into interest rate swaps to reduce the company’s interest rate risk.

The financial accounts are made on the assumption of a going concern. The Board of Directors confirms the conditions for continued operation. The Board of the Directors is of the opinion that the financial statements give a true and fair reflection of the company’s assets and liabilities as well as financial strength and profitability.

The environment safety and quality control

The requirements for environment and safety in the operations of the vessels are increasing, and both the Company and the Knutsen NYK Offshore Tankers Group emphasize operational quality.

The Company and the group allocate considerable resources to quality control, and there are strict requirements to safety and the operational systems of the vessel. There are no indications that the company pollutes the external environment significantly, and the board of directors considers the working conditions as satisfactory. All certificates are valid. The new building will be certified in accordance with both the ISM and ISPS codes from delivery.

The company have no employees and thus no working environment. The company aims to be workplace where there is no discrimination related to gender, ethnicity, religion or disability. The company aims to avoid gender discrimination regarding salary, promotion and recruiting. The members of the Board of Directors are all men.

Future prospects

The contracted vessel is chartered out on a long term charter with a company in the Shell Group. The company have secured long term financing partly secured with interest rate swaps. The Board of Directors of KNOT Shuttle Tankers 26 AS expects 2017 to be a satisfactory year for the company with delivery of the vessel from the yard and to the charterer.

Haugesund, February 28, 2017

Trygve Seglem	Fumitake Shishido	Karl Gerhard Brastein Dahl
Chairman of the Board	Member of the Board	Member of the Board

KNOT Shuttle Tankers 26 AS

Profit & Loss Account

	Note	2016	2015
Operating Income
Operating Income	3	0	0
Operating Expenses
Crew-hire		90 852	0
Other operating expenses		29 619	4 362
Administration	10, 11	365 177	150 563

Total Operating Expenses		485 648	154 925

Operating Result		-485 648	-154 925

Financial Income and Expenses
Financial income	6	4 278 431	708
Foreign exchange gain/loss		-419 834	1 170 935
Financial expenses	6	-2 388 035	-2 537 328

Net Financial Items		1 470 562	-1 365 684

Result before taxes		984 914	-1 520 610

Taxes	12	-3 205 893	-379 661

Result for the year		4 190 807	-1 140 949

KNOT Shuttle Tankers 26 AS

Balance Sheet as of 31. December

	Note	2016	2015
Assets
Fixed assets
Vessel	4, 5	449 006 065	208 279 709

Total Fixed Assets		449 006 065	208 279 709

Current Assets
Receivables		981 952	1 384 364
Current receivables group	7	170 039 836	192 106 827
Bank deposits	2	23 267 058	14 287 480

Total Current Assets		194 288 846	207 778 671

TOTAL ASSETS		643 294 911	416 058 380

KNOT Shuttle Tankers 26 AS

Balance Sheet as of 31. December

	Note	2016	2015
Shareholders Equity and Liabilities
Equity
Share capital	8, 9	100 000	100 000
Share premium		2 064	2 064
Other paid-in equity		186 382 639	186 382 639

Total capital paid-in		186 484 704	186 484 704

Other equity		4 190 807	0

Total Shareholders’ Equity	8	190 675 511	186 484 704

Long - Term Debt
Deferred tax	12	786 288	4 196 944
Liabilities to financial institutions	5	270 409 162	46 698 022
Long-term debt group companies	7	0	173 773 870
Other long term liabilities related parties	5	178 432 419	0

Total Long-Term Debt		449 627 869	224 668 836

Current Liabilities
Accounts payable	7	268 807	3 271 242
Accrued interest		2 347 124	1 633 598
Tax payable	12	204 763	0
Other current liabilities		170 837	0

Total Current Liabilities		2 991 531	4 904 840

Total liabilities		452 619 400	229 573 676

SHAREHOLDERS’ EQUITY AND LIABILITIES		643 294 911	416 058 380

Haugesund, February 28, 2017

Trygve seglem	Fumitake Shishido	Karl Gerhard Brastein Dahl
chairman of the board	member of the board	member of the board

KNOT SHUTTLE TANKERS 26 AS

CASHFLOW STATEMENT

	2016	2015
Total generated from operations 1)	984 914	-1 520 610
Change in working capital	-171 755 496	3 517 706

Net cashflow from operations	-170 770 582	1 997 096

Invested in vessel under construction	-238 717 347	-208 279 709

Net cashflow from investments	-238 717 347	-208 279 709

Net change in debt to group companies	-173 773 870	173 751 549
Capitalized issuance costs	-329 669	-12 191 678
Net drawn debt from NYK	178 432 419	0
Paid in equity	192 106 827	0
Net drawn mortgage debt	222 031 800	58 889 700

Net cashflow from financing	418 467 507	220 449 571

Net cashflow for the year	8 979 579	14 166 959
+ Cash balance per 01.01.	14 287 480	120 522

= Cash Balance per 31.12.	23 267 058	14 287 480

1) Generated from operations:
Result before tax	984 914	-1 520 610

=Total generated from operations	984 914	-1 520 610

KNOT SHUTTLE TANKERS 26 AS

Notes to the Financial Statement 31.12.2016

1	Accounting Principles

The financial statements have been prepared in accordance with the Norwegian Accounting Act and generally accepted accounting principles in Norway.

Current Assets/Current Liabilities

Fixed assets are intended for long-term ownership and use. Other assets are classified as current assets. Short-term liabilities are due within one year or tied to the operation of the vessel. Other liabilities are classified as long-term liabilities.

Current assets are valued at the lower of cost and fair value. Short-term liabilities are recorded at nominal value at the time of the entering.

This principle is not used for current items in foreign currency, which are valued at the rate of exchange at the year-end.

Fixed Assets

The total cost of the vessel is capitalised at delivery and depreciated linearly to zero at the date 25 years after delivery of the vessel from newbuilding yard.

The total cost of the contract value is linearly capitalised over the contract period.

Dry-docking expenses are capitalised and expensed over the period till the next dry-docking. This is in line with the depreciation plan of the vessel, and takes into account that the vessel is classified to operate for an additional period. Dry-docking is carried out every 5th year for vessels less than 15 years, and every 2.5 year for vessels more than 15 years. In the case of a newbuilding, a portion of the total cost of the vessel equal to the dry-docking cost is capitalised. Actual expenses related to repair and maintenance of the vessel are expensed when the work is executed.

The fixed assets are valued according to the lowest of the depreciated value and the market value unless the fall in value is assumed to be temporary.

Interest-bearing loan and borrowings

All loans and borrowings are initially recognized at cost, being the fair value of the consideration received net of issue costs associated with the borrowing.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method; any difference between proceeds (net of transaction costs) and the redemption value is recorded in the profit and loss over the period of the interest-bearing liabilities. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement.

Gains and losses are recognized in the net profit and loss statement when the liabilities are devalued or depreciated, as well as through the amortization process.

Tax

The company have elected to be taxed based on the Norwegian tonnage tax regime. The tonnage tax regime have a list of requirements that companies have to fulfill to qualify for election of the regime, such as minimum 3% direct or indirect ownership in vessels that perform transportation only. The company are restricted to what assets, liabilities and business they can participate in, and the same will apply for underlying companies and/or partnerships.

In the tonnage tax regime the company pay a tonnage tax based on the weight of the owned vessels and taxable result is based on a taxable financial result. This means that the company’s operating results is not taxable. The taxable financial result is based on the net financial items in the profit and loss account where only a portion of the foreign exchange gain is taxable and a portion of the foreign exchange loss and interest expenses is deductible. The portion is based on the amount of financial assets compared to total assets in the balance sheet. The company will also have to pay a calculated tax on the equity if the equity exceed 70% of total capital.

The calculated tax expenses in the profit and loss statement includes both the payable tax for the period in addition to the change in deferred tax. Deferred tax is calculated based on the temporary differences between the balance sheet values in the accounts and the tax values in addition to the tax loss carried forward at the end of the financial year. Tax increasing and decreasing changes in temporary differences that can be reversed in the same period are offset and the net value is taken into the accounts.

Cash flow statement

The cash flow statement is presented using the indirect method of NRS. The liquidity balance is defined as the sum of cash, bank deposits and other short term liquid deposits.

Related party transactions

The Company has undertaken several agreements and transactions with related parties in the KNOT. The level of fees are based on market terms and are in accordance with the arm’s length principle. KNOT Management AS delivers ship management services for the Company’s vessel. Ship management fee includes services like technical management, crewing management, IT and energy management.

2	Bank deposits

The company doesn’t have restricted bank funds per 31.12.

3	Contracts

The company has entered into a construction contract with Hyundai Heavy Industries, South Korea, with hull number 2818. The company has paid 40 % of the contract sum per 31.12.2016. The remaining adjusted contract sum with changes amounted to USD 73 million. In addition to the contract sum, construction supervision and company specific adjustments to construction contract are incurred. The company has secured employment of the vessel with a 5 year fixed charter contract with charterer option to extend the fixed period to 7 year or 10 year with 5+5 years options to Brazil Shipping I Limited from delivery in 2nd quarter 2017.

The company has signed a contract regarding a construction supervision of the newbuilding with Knutsen OAS Shipping AS. KNOT Management AS operates as manager on behalf of the company in accordance with management agreement.

4	Fixed Assets

	2016	2015
Vessel under construction
Book value 01.01.	208 279 709	0
Additions	240 726 356	208 279 709

Book value 31.12.	449 006 065	208 279 709

5	Mortgage Debt and Financial Instruments

		Historical	Rate as at
31.12.2016	USD	rate	31.12.	NOK
USD-loan	33 750 000	8,3236	8,3236	280 921 500
NYK loan	21 671 081	8,2337	8,2337	178 432 419
Deferred debt issuance				-10 512 338

				448 841 581

Current portion:
USD-loan	4 537 000	8,3236	8,3236	37 764 173
Deferred debt issuance				-2 016 582

				35 747 591

		Historical	Rate as at
31.12.2015	USD	rate	31.12.	NOK
USD-loan	6 750 000	8,7244	8,7244	58 889 700
Deferred debt issuance				-12 191 678

				46 698 022

Current portion:
USD-loan	0			0
Deferred debt issuance				-1 963 393

				-1 963 393

The USDNOK exchange rate at the year-end was 8,6456 (8,7986 in 2015).

The estimated outstanding debt per 31.12.2021 is USD 74 million.

The company has aimed to reduce the market risk by entering financial contracts. Hedge accounting has been applied for revenue in USD (cash flow hedge). Loans in USD are used as hedging instrument. The profit and loss impact of the hedging instrument (loan in USD) is presented together with the hedged risk. This implies that realized currency gain/losses on the loans are presented as an increase/reduction of operating income.

Future income flows from anticipated fixed contracts in USD exceed debt in USD. Therefore it is not recognized foreign exchange gains/losses on USD debt on the basis of the year-end exchange rate. Per 31.12.2016 the not recorded foreign exchange loss (i.e. off-balance) is NOK 19.8 million compared to a loss of NOK 0.5 million as per 31.12.2015.

Security for the loan is made through a first priority in the vessel, transportation of income, pledged bank deposit, factoring agreement, pledged shares in the company and guarantees from the owner.

Book value of mortgaged assets is NOK 643 million (NOK 416 million in 2015).

6	Financial Income and -Expenses

	2016	2015
Financial Income:
Interest income fra group companies	4 266 895	0
Other interest income	11 536	708

Total financial income	4 278 431	708

Financial expenses:
Interest expenses to group companies	1 736 802	0
Other financial expenses	651 233	2 537 328

Total financial expenses	2 388 035	2 537 328

7	Intercompany balances

	2016	2015
Accounts payable
Knutsen OAS Shipping AS	6 700	0

8	Equity

Specification of the equity per 31.12.

	Share capital	Share premium	Additional paid-in capital	Other equity	Total equity
Equity 01.01.	100 000	2 064	186 382 639	0	186 484 704
Group contribution, net	0	0	0	0	0
Result for the year	0	0	0	4 190 807	4 190 807

Equity 31.12.	100 000	2 064	186 382 639	4 190 807	190 675 512

Share capital consist of 100 shares à NOK 1,000

Knutsen NYK Offshore Tankers AS owns all the shares in the company. Financial statements for the group can be obtained at company’s registered office, Smedasundet 40, 5529 Haugesund.

9	Shares Owned by Board Members and Affiliates

Trygve Seglem controls TS Shipping Invest AS, which owns 50% of the parent company Knutsen NYK Offshore Tankers AS.

10	Remuneration

The company have not paid salary or any other remuneration, nor given any loan or guarantees to any leading person or board members during the year.

	2016	2015
Auditors remuneration (excl. VAT):
Audit	0	0
Tax advice	0	0
Other services besides audit	0	2 306

	0	2 306

11	Employees

The company has no employees and thereby no pension liabilities (under the new OTP regulation). KNOT Management AS manages the Company in accordance with a separate management agreement.

12	Tax

The company is taxed based on the shipping tax regime after entrance to the regime in 2016. This means that companies are not taxed on the basis of its operating results. There are however ordinary tax of 25% on the company’s net financial income. At the same time the company is within the tonnage tax scheme, the tonnage tax is calculated, which in 2016 amounted to NOK 0. Tonnage tax is classified as an operating expense.

There are a number of requirements to be within the scheme, including ownership of ship or shares in shipping companies and only certain types of financial assets.

Temporary differences relating to financial items are assesed when calculating deferred tax / benefit, which is 24% of net temporary differences. The accounting treatment follows the general valuation rules for capitalization.

Entrance to the tonnage tax regime resulted in an entrance tax. Entrance tax is calculated as the difference between the market value and the tax value.

Entrance tax

Difference between market value and tax value	4 095 250
Short-term tax payable basis (20%)	819 050
Long-term tax payable basis (80%)	3 276 200
Tax payable short-term, 25% tax rate	204 763
Tax payable long-term, 24% tax rate	786 288

Payable tax costs calculated	991 051

Specification on the temporary differences:

	31.12.2016	Change	31.12.2015
Temporary differences vessel	0	4 095 250	4 095 250
Temporary differences mortgage debt	0	12 692 528	12 692 528
Gain and loss account	-3 276 200	3 276 200	0
Loss carried forward	-11 730 906	11 730 906	0

Temporary differences	-15 007 106	31 794 884	16 787 778

Calculated deferred tax	3 601 705	-595 238	4 196 944

Deferred tax in balance	786 288	-3 410 656	4 196 944

Deferred tax assets related to losses carried forward are only recognized to the extent that there is convincing evidence that these will be utilized in the future.

2016
Tax cost
Financial Results	1 470 562
Capitalized interest rate swaps and guarantee provisions	-8 185 914
Part of taxable income in the underlying KS	0
Non-deductible interest / taxable interest	-5 466 136
Foreign exchange gain/loss, not taxable	450 583

Tax base prior losses carried forward	-11 730 906

Change in tax losses carried forward	-11 730 906

Base for tax payable	0

Tax payable	204 763
Change deferred tax	-3 410 656

Tax costs calculated	-3 205 893

Statsautoriserte revisorer Ernst & Young AS	Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 Fax. +47 24 00 24 01
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INDEPENDENT AUDITOR’S REPORT

To the Annual Shareholders’ Meeting of KNOT Shuttle Tankers 26 AS

Report on the audit of the financial statements

Opinion

We have audited the financial statements of KNOT Shuttle Tankers 26 AS, which comprise the balance sheet as at 31 December 2016, the income statement and statements of cash flows for the year then ended and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the financial statements of KNOT Shuttle Tankers 26 AS have been prepared in accordance with laws and regulations and present fairly, in all material respects, the financial position of the Company as at 31 December 2016 and its financial performance for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway.

Basis for opinion

We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Norway, and we have fulfilled our ethical responsibilities as required by law and regulations. We have also complied with our other ethical obligations in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other information

Other information consists of the information included in the Company’s annual report other than the financial statements and our auditor’s report thereon. The Board of Directors (management) is responsible for the other information. Our opinion on the audit of the financial statements does not cover the other information, and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A member firm of Ernst & Young Global Limited

As part of an audit in accordance with law, regulations and generally accepted auditing principles in Norway, including ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•	identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;

•	obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control;

•	evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management;

•	conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern;

•	evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Report on other legal and regulatory requirements

Opinion on the Board of Directors’ report

Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Board of Directors’ report concerning the financial statements, the going concern assumption, and proposal for the allocation of the result is consistent with the financial statements and complies with the law and regulations.

Opinion on registration and documentation

Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, Assurance Engagements Other than Audits or Reviews of Historical Financial Information, it is our opinion that management have fulfilled their duty to ensure that the Company’s accounting information is properly recorded and documented as required by law and bookkeeping standards and practices accepted in Norway.

Oslo, 6 March 2017

ERNST & YOUNG AS

Magnus H. Birkeland

State Authorised Public Accountant (Norway)

Independent auditor’s report - KNOT Shuttle Tankers 26 AS

A member firm of Ernst & Young Global Limited